Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
June 2, 2009

WINTHROP REALTY TRUST ACQUIRES TWO FIRST MORTGAGE LOANS

FOR IMMEDIATE RELEASE – BOSTON, June 2/PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR) acquired today: (i) a first mortgage loan secured by a 19 story, 289,000 square foot office building located at 160 Spear Street, San Francisco, California; and (ii) a first mortgage loan secured by a two-building four story office complex containing 116,000 square feet located at 3737 & 3877 North 7th Street, Phoenix, Arizona, for an aggregate purchase price, after giving effect to an additional advance of $850,000 on the 160 Spear loan, of $44 million.

The 160 Spear loan has an outstanding principal balance of $73,795,919 (after giving effect to the $850,000 advance), bears interest at a rate of 6.48215% ($4,850,000 per annum), and matures on June 9, 2012, subject to a one-year extension which extension requires the payment of a $850,000 extension fee.  In addition, the borrower has the right to prepay the loan at any time for a discounted payoff amount of $50 million plus any further advances made by Winthrop to the borrower.  Winthrop has further agreed to make additional advances to the borrower over the next two years in equal quarterly installments in arrears of $600,000 ($4,800,000 in the aggregate), which additional advances will bear interest at a rate of 15% per annum, will be coterminous with the current loan and will be secured by the property.

The Phoenix loan has an outstanding principal balance of $7,218,670, bears interest at 9.8375% ($720,000 per annum) and matures on June 9, 2012.  In addition, the borrower has the right to prepay the loan at any time for a discounted payoff amount of $5.5 million.

Based on the $44 million purchase price, the effective annual unlevered yield to Winthrop, excluding the additional $4,800,000 future funding obligation, is 12.6% and the unlevered yield to maturity is 17.65%, again excluding the additional $4,800,000 funding obligation and assuming both loans are paid at their maturity at the discounted payoff amounts.

Winthrop acquired both loans from its Concord Debt Holdings joint venture and financed the purchase from $35 million drawn on its credit line with KeyBank and the balance from its cash reserves.
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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of Winthrop’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in Winthrop’s Form 10-Q filings which discuss the factors that could adversely affect Winthrop's results.  Further information relating to Winthrop’s financial position, results of operations, and investor information is also contained in Winthrop’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.